Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:

Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

DAVID T. WEINERT RESIGNS AS TAUBMAN'S SVP LEASING
William S. Taubman to assume leadership for the leasing function

BLOOMFIELD HILLS, Mich., July 2, 2012- - Taubman Centers, Inc. (NYSE: TCO) today announced David T. Weinert resigned today in order to pursue other interests.

Immediately assuming day-to-day leadership for the leasing function will be William S. Taubman, who in his role as Taubman's chief operating officer is currently responsible for development, operations and leasing for the company.

Mr. Weinert had been with the company since 1986, having previously served as a commercial real estate broker in the Chicago office of Coldwell Banker Commercial Real Estate. In 1992 he was named vice president, heading leasing for the company's western region, based in San Francisco. He returned in 2001 to the company's Bloomfield Hills headquarters as group vice president, leasing, where he was responsible for helping manage the entire leasing activity. He assumed the position of senior vice president of leasing in 2004.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 27 U.S. owned, leased and/or managed properties, the most productive in the publicly held U.S. regional mall industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan, and its Taubman Asia subsidiary is headquartered in Hong Kong. For more information about Taubman, visit www.taubman.com.

-more-

David Weinert Resigns /2

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the global credit environment and the continuing impacts of the recent U.S. recession, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry and integration and other acquisition risks. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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